Exhibit 10.2

Press Release

Source: Senetek PLC

Senetek PLC Announces Key Personnel Appointments

Phillip Rose Named Chief Operating Officer

NAPA, Calif., June 9, 2008/PRNewswire-First Call/ — Senetek PLC (OTCBB: SNKTY), a Life Sciences company engaged in the development of technologies that target the science of healthy aging, today announced that the Company has appointed Veteran Sales and Marketing Executive, Phillip Rose, as its Chief Operating Officer and retained J. David Bruner as a full-time marketing consultant.

Phillip Rose has thirty years of experience in domestic and international sales, marketing, commercial development, licensing, regulatory affairs and general executive management of large public and multi-national pharmaceutical research, development and sales and marketing organizations. For nine years, Mr. Rose was Vice President of Corporate Sales for Glaxo Pharmaceuticals, Inc. In 1997 he became Vice President and General Manager of North American Operations for ICN Pharmaceuticals, Inc. (now Valeant Pharmaceuticals). He then went on to become President and CEO of Obagi Medical Products, a specialty pharmaceutical company focused in aesthetic medicine, selling products and services directly through dermatologists and plastic surgeons, as well as a network of wholly owned subsidiaries and distributors, internationally. He is a graduate of Union University, Albany College of Pharmacy, and is a licensed pharmacist.

David Bruner has over 20 years experience in specialty pharmaceuticals and has held executive level marketing positions at Neutrogena, Obagi Medical Products, Inc., ICN Pharmaceuticals, Inc. (now Valeant Pharmaceuticals) and Stiefel Laboratories. Mr. Bruner holds an MBA from Pepperdine University and an undergraduate degree from the University of Minnesota.

Mr. Rose and Mr. Bruner worked together at ICN Pharmaceuticals, Inc. successfully launching Kinerase®, the leading antiaging brand in the physician market in North America. They continued their successes at Obagi Medical Products and were responsible for the acquisition and development of the Obagi highly successful Vitamin C product line.

Phillip Rose commented on the clinical data supporting Pyratine-6™, stating “that Pyratine-6™ has demonstrated a high degree of clinical efficacy in treating subjects with photodamaged skin and proved most beneficial in patients with acne rosacea. He went on to note that Pyratine-6™ worked faster than Kinerase and in a comparative analysis completed by the investigators of both Kinerase and Pyratine-6™, Pyratine-6™ showed superiority in the reduction of fine lines and wrinkles, improving skin texture and reducing mottled hyperpigmentation”.

Mr. Bruner stated he was, “most pleased to be associated with Senetek and have the opportunity to help launch a superior product such as Pyratine-6™, working along side Phil Rose. Pyratine-6™ has multiple differential advantages over the competition, not to mention its positive effects on skin cells, its antioxidant properties and its ability to increase the moisture content in skin, which is essential for healthy skin.”

“Phillip and David are great additions to the Senetek team, having had great successes in the physician market, launching new products. They bring with them a thorough understanding of the market along with key relationships with influential physicians and thought leaders”, commented Frank Massino, Chairman & Chief Executive Officer of Senetek.

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About Senetek PLC

Senetek PLC (OTCBB: SNKTY) is a Life Sciences company engaged in the development of breakthrough technologies that target the science of healthy aging. The Company’s extensive research collaborations have resulted in a strong pipeline of patented compounds and products with broad therapeutic applications and a leading presence in dermatology. Senetek collaborates with established specialty pharmaceutical companies in the final development and marketing of its proprietary products, most recently resulting in the development of the best-selling anti-aging product sold in the North American physician market.

For more information, visit the company’s website at http://www.senetekplc.com.

This news release contains statements that may be considered ‘forward-looking statements’ within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those that might be suggested by such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2007. However, the Company necessarily can give no assurance that it has identified or will identify all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.

Company contact:

Senetek, PLC

1-707-226-3900 ext. 102